SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2014

Well Power, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53985	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

No. 16D, Jalan 6/5 Taman Komersial Pandan Indah, Malaysia	_______
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 778-991-7278

_______________________________________ ______________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 13, 2014, our board of directors appointed Dan Patience to serve as our President and Director. Concurrently with this appointment, Cristian Neagoe resigned his position as President and will continue to serve in the other officer positions in which he was appointed and as a member of our board of directors.

Mr. Patience currently serves as the President of Noble Investment Corp., a private company that has been providing Investment Banking/Investor Relations Services to Publicly listed Canadian and US Companies since 1994.

Dan Patience has been involved in the Investment Industry for 30 years starting off his starting career in the brokerage business in 1984. He left the brokerage industry in 1994 and founded Noble Investment Corp. a company involved in funding companies, guiding companies toward public listings and Investor Relation services.

Dan is based in Calgary Alberta and has been involved with the funding of numerous oil and gas companies and hi-tech companies. Stated Mr. Patience, Well Power is entering into an exciting time of growth and opportunity with the licensing of ME Resource Corps technology for the gas industry. This technology is mobile and scalable and the wellhead Micro-Refinery Units (MRUs) are deployable close to the wellhead to process raw natural gas into liquid fuels and clean power. The Micro-Refinery Unit presents itself as a game changing technology for the industry and it is these types of forward thinking teams that really help to continue the innovation in this industry.

There are no family relationships between Mr. Patience and any of our directors or executive officers.

Our newly-appointed officer and director has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Well Power, Inc.

/s/ Cristian Neagoe

Cristian Neagoe

Chief Executive Officer

Date: February 13, 2014

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